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                                   EXHIBIT 21

                        SUBSIDIARIES OF AUTHORISZOR INC.

         The following is a list of all subsidiaries of Authoriszor Inc., the state or other jurisdiction of incorporation or organization of each, and the names under which such subsidiaries do business:

         1. Authoriszor Holdings Ltd., a company incorporated under the laws of the United Kingdom, is a wholly owned subsidiary of Authoriszor Inc.

         2. Authoriszor Limited, a company incorporated under the laws of the United Kingdom, is a wholly owned subsidiary of Authoriszor Holdings Ltd.